EXHIBIT 10.1
AMENDMENT TO THE DST SYSTEMS, INC.
DIRECTORS' DEFERRED FEE PLAN

THIS AMENDMENT to the DST Systems, Inc. Directors' Deferred Fee Plan is hereby adopted by the Board of Directors (the "Board") of DST Systems, Inc.
    WHEREAS, DST Systems, Inc. ("DST") sponsors the DST Systems, Inc. Directors' Deferred Fee Plan (the "Plan");
WHEREAS, the Plan was originally adopted October 9, 1985 and was terminated on September 1, 1995, with the terms of the Plan continuing with respect to amounts recorded for participants prior to termination;
WHEREAS, the Plan is "grandfathered" for purposes of Internal Revenue Code section 409A ("Section 409A");
WHEREAS, because of the Plan's grandfathered status under Section 409A, the Plan currently provides that any modification to the Plan is null and void unless such modification specifically provides that it is intended to be a "material modification" within the meaning of Section 409A;
WHEREAS, the Board desires to amend the Plan to provide that the Plan will distribute each Plan participant's entire Plan benefit in a single, lump-sum payment in 2014, resulting in a complete liquidation of all Plan accounts;
WHEREAS, the Board intends that the contemplated amendment be a "material modification" to the Plan within the meaning of Section 409A;
WHEREAS, the Plan may be amended pursuant to section 10.2 of the Plan by a favorable vote of two-thirds of the members of the Board who are not participants in the Plan;
WHEREAS, each Plan participant's Plan benefit will be valued as of the last day of the calendar quarter immediately preceding the date on which the distribution payment in 2014 is made; and
WHEREAS, although the Board anticipates that all distributions will be made around April 15, 2014 with the distribution amount equal to each Plan participant's account balance as of March 31, 2014, the payment date for purposes of Section 409A shall be considered 2014, and not any specific day during such year.
NOW, THEREFORE, DST amends the Plan as follows:
1.    Sections 6, 7, 8 and 10.3 of the Plan, as amended, and any other provisions of the Plan relating to distributions (including all provisions relating to the timing and form of any distributions) shall no longer be effective as of the date this Amendment is executed.
2.    The following new provisions shall be added to the Plan, effective as of the date this Agreement is executed:
Section 11. Account Distributions
11.1    Distribution Events. Distribution of each Participant's benefit under the Plan will be made as a single, lump-sum payment in 2014 on a date to be determined by the Board (the "Payment Date").
11.2    Distribution Calculation. Calculation of each Participant's benefit upon distribution shall include earnings or appreciation on, and losses incurred in, the Participant's Plan account through the end of the calendar quarter immediately preceding the date on which the distribution payment in 2014 is made (the "Payment Valuation Date"). No earnings or losses between the Payment Valuation Date through the Payment Date shall be taken into account.

Section 12. Section 409A Compliance
12.1    Compliance with Section 409A. It is the intent of the parties that the provisions of the Plan comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") and that the Plan be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties"). To the extent that a payment is subject to Section 409A, except as the Participant and the Board otherwise determines in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment shall not be subject to the 409A Penalties. Notwithstanding any provision of the Plan to the contrary, this Plan shall not be amended in any manner that would cause the Plan or any amounts payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. Neither the Company nor the Board makes any representation that the Plan complies with Section 409A.
THIS AMENDMENT has been executed this 26th day of February, 2014 by an authorized representative of the Board.

DST SYSTEMS, INC.
By:	/s/ Gregg Wm. Givens
Gregg Wm. Givens Vice President, Chief Financial Officer and Treasurer

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